EXHIBIT 16(a) TO FORM 8-K

July 12, 2005

Securities and Exchange Commission
100 F Street, N.E.
Washington, DC 20549-7561

Gentlemen:

We have read Item 4.01 of Form 8-K dated July 7, 2005, of Jafra Worldwide Holdings (Lux), S.aR.L and are in agreement with the statements contained in the third, fourth and fifth paragraphs on page 1 therein. We have no basis to agree or disagree with other statements of the registrant contained therein.

/s/ Ernst & Young LLP